Exhibit 99.1

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Cameron Associates, Inc.
631-694-9555	212-245-4577
invest@misonix.com	Kevin@cameronassoc.com
Misonix Announces the Closing of the USHIFU Agreement and the Receipt of $1.5 Million in Cash
FARMINGDALE, NY — July 2, 2008 — Misonix, Inc. (NASDAQ: MSON), a developer of minimally invasive ultrasonic medical device technology, which in Europe is used for the ablation of cancer and worldwide for other acute health conditions, announced today that it has closed the transaction with USHIFU, LLC (“USHIFU”). Pursuant to the terms of an agreement previously entered into, Misonix sold its equity position in Focus Surgery, Inc. (“FSI”) to USHIFU and was paid one half of the amount of its outstanding debt plus interest owed to Misonix by FSI with the remaining piece to be paid in 18 months. Misonix received approximately $679,000 which represents one half of the outstanding debt plus interest and approximately $837,000 for the Company’s 2500 shares of Series M Preferred Stock of FSI.
Michael A. McManus, President and Chief Executive Officer of Misonix, stated “We have determined that it is in the best interest of Misonix to take advantage of this opportunity to liquidate our investment in FSI. As a result of this transaction, we raised cash without diluting our shareholders and eliminated any need to provide future funding to FSI. It is very important to recognize that Misonix will maintain all of its present rights to manufacture the SB500 for prostate cancer for FSI, to distribute the SB500 for prostate cancer in Europe and Eastern Europe and to build upon the FSI technology to develop, market and sell products using High Intensity Focused Ultrasound technology throughout the world. Our investments in FSI for both equity and debt were totally written down in 2001 as a result of both the debt and equity being deemed impaired. Under the impairment treatment, the equity and debt have been carried on our balance sheet at zero value since 2001, therefore this amount will be totally incremental to earnings.”
Mr. McManus continued, “We are very pleased with the opportunity to continue to work with FSI and USHIFU on the development of HIFU technology. USHIFU will make available to Misonix the use all of its new developments in HIFU in those areas where Misonix has worldwide rights.
We believe that this transaction is important for Misonix in that it enables us to raise cash, recover our debt and maintain all of our rights to the FSI-HIFU technology. Our engineering and development professionals at Misonix will continue to work internally, and with FSI, USHIFU and others to produce additional products and to ensure that Misonix remains a world leader in the development and sales of products using this important HIFU technology.”

About Misonix:
Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
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With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

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